UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                 SCHEDULE 13G/A
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 2)*

                          OPTIMER PHARMACEUTICALS, INC.
                                (Name of Issuer)

                           COMMON STOCK, NO PAR VALUE
                         (Title of Class of Securities)

                                    68401H104
                                 (CUSIP Number)

                                  JULY 2, 2008
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|_|      Rule 13d-1(b)
|X|      Rule 13d-1(c)
|_|      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

SEC 1745 (12-02)



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         CUSIP No. 68401H104                            13G/A                             Page 2 of 8 Pages
--------------------------------------- --------------------------------------- --------------------------------------

--------- ------------------------------------------------------------------------------------------------------------
1.
          NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          PERCEPTIVE ADVISORS LLC

--------- ------------------------------------------------------------------------------------------------------------
--------- ------------------------------------------------------------------------------------------------------------
2.
          CHECK THE APPROPRIATE BOX IF A GROUP*                                                            (a)
                                                                                                           (b) |X|
--------- ------------------------------------------------------------------------------------------------------------
--------- ------------------------------------------------------------------------------------------------------------
3.        SEC USE ONLY



--------- ------------------------------------------------------------------------------------------------------------
--------- ------------------------------------------------------------------------------------------------------------
4.
          CITIZENSHIP OR PLACE OF ORGANIZATION

          DELAWARE

--------- ------------------------------------------------------------------------------------------------------------
------------------- ----- --------------------------------------------- ----------------------------------------------
    NUMBER OF       5.
      SHARES              SOLE VOTING POWER                                                                         0
------------------- ----- --------------------------------------------- ----------------------------------------------
------------------- ----- --------------------------------------------- ----------------------------------------------
   BENEFICIALLY     6.
     OWNED BY             SHARED VOTING POWER                                                               2,654,055
------------------- ----- --------------------------------------------- ----------------------------------------------
------------------- ----- --------------------------------------------- ----------------------------------------------
       EACH         7.
    REPORTING             SOLE DISPOSITIVE POWER                                                                    0
------------------- ----- --------------------------------------------- ----------------------------------------------
------------------- ----- --------------------------------------------- ----------------------------------------------
   PERSON WITH:     8.
                          SHARED DISPOSTIVE POWER                                                           2,654,055
------------------- ----- --------------------------------------------- ----------------------------------------------
--------- ---------------------------------------------------------------------------- -------------------------------
9.
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                                      2,654,055
--------- ---------------------------------------------------------------------------- -------------------------------
--------- ------------------------------------------------------------------------------------------------------------
10.
          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
--------- ------------------------------------------------------------------------------------------------------------
--------- ---------------------------------------------------------------------------- -------------------------------
11.
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                                                     9.5 %
--------- ---------------------------------------------------------------------------- -------------------------------
--------- ---------------------------------------------------------------------------- -------------------------------
12.
          TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                                                    IA
--------- ---------------------------------------------------------------------------- -------------------------------


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--------------------------------------- --------------------------------------- --------------------------------------

         CUSIP No. 68401H104                            13G/A                             Page 3 of 8 Pages
--------------------------------------- --------------------------------------- --------------------------------------


--------- ------------------------------------------------------------------------------------------------------------
13.
          NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          JOSEPH EDELMAN

--------- ------------------------------------------------------------------------------------------------------------
--------- ------------------------------------------------------------------------------------------------------------
14.
          CHECK THE APPROPRIATE BOX IF A GROUP*                                                            (a)
                                                                                                           (b) |X|
--------- ------------------------------------------------------------------------------------------------------------
--------- ------------------------------------------------------------------------------------------------------------
15.       SEC USE ONLY



--------- ------------------------------------------------------------------------------------------------------------
--------- ------------------------------------------------------------------------------------------------------------
16.
          CITIZENSHIP OR PLACE OF ORGANIZATION

          UNITED STATES OF AMERICA

--------- ------------------------------------------------------------------------------------------------------------
------------------- ----- --------------------------------------------- ----------------------------------------------
    NUMBER OF       17.
      SHARES              SOLE VOTING POWER                                                                         0
------------------- ----- --------------------------------------------- ----------------------------------------------
------------------- ----- --------------------------------------------- ----------------------------------------------
   BENEFICIALLY     18.
     OWNED BY             SHARED VOTING POWER                                                               2,654,055
------------------- ----- --------------------------------------------- ----------------------------------------------
------------------- ----- --------------------------------------------- ----------------------------------------------
       EACH         19.
    REPORTING             SOLE DISPOSITIVE POWER                                                                    0
------------------- ----- --------------------------------------------- ----------------------------------------------
------------------- ----- --------------------------------------------- ----------------------------------------------
   PERSON WITH:     20.
                          SHARED DISPOSTIVE POWER                                                           2,654,055
------------------- ----- --------------------------------------------- ----------------------------------------------
--------- ---------------------------------------------------------------------------- -------------------------------
21.
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                                      2,654,055
--------- ---------------------------------------------------------------------------- -------------------------------
--------- ------------------------------------------------------------------------------------------------------------
22.
          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
--------- ------------------------------------------------------------------------------------------------------------
--------- ---------------------------------------------------------------------------- -------------------------------
23.
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                                                      9.5%
--------- ---------------------------------------------------------------------------- -------------------------------
--------- ---------------------------------------------------------------------------- -------------------------------
24.
          TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                                                    IN
--------- ---------------------------------------------------------------------------- -------------------------------






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CUSIP No. 68401H104                                      13G/A                             Page 4 of 8 Pages
---------------------------------------- -------------------------------------- ----------------------------------------

ITEM 1.
        (a)  Name of Issuer:            OPTIMER PHARMACEUTICALS, INC.

                                                             10110 SORRENTO VALLEY ROAD
                                                             SUITE C
        (b) Address of Issuer's Principal Executive Offices: SAN DIEGO, CALIFORNIA 92121

ITEM 2.

                                   THIS SCHEDULE 13G/A IS BEING FILED WITH
                                   RESPECT TO SHARES OF COMMON STOCK OF THE
(a) Name of Person Filing:         ISSUER WHICH ARE BENEFICIALLY OWNED BY
                                   PERCEPTIVE ADVISORS LLC AND JOSEPH EDELMAN.
                                   SEE ITEM 4 BELOW.



(b) Address of Principal           PERCEPTIVE ADVISORS LLC
    Business Office or, if none,   499 PARK AVENUE, 25TH FLOOR
    Residence:                     NEW YORK, NY  10022

(c) Citizenship:                   PERCEPTIVE ADVISORS LLC IS A DELAWARE LIMITED LIABILITY
                                   COMPANY AND JOSEPH EDELMAN IS A UNITED STATES CITIZEN

(d) Title of Class of Securities:  COMMON STOCK, NO PAR VALUE

(e) CUSIP                          Number: 68401H104


ITEM  3. IF THIS STATEMENT IS FILED PURSUANT TO SS.SS.240.13D-1(B) OR
            240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

        (a) [ ]   Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).
        (b) [ ]   Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
        (c) [ ]   Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).
        (d) [ ]   Investment  company  registered  under section 8 of the Investment  Company Act of 1940 (15 U.S.C
                  80a-8).
        (e) [ ]   An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E);
        (f) [ ]   An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);
        (g) [ ]   A parent holding company or control person in accordance with ss. 240.13d-1(b)(1)(ii)(G);
        (h) [ ]   A savings associations as defined in Section 3(b) of the Federal Deposit Insurance
                  Act (12 U.S.C. 1813);
        (i) [ ]   A church plan that is excluded from the definition of an investment company under section 3(c)(14)
                  of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
        (j) [ ]   Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).



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CUSIP No. 68401H104                                      13G/A                             Page 5 of 8 Pages
---------------------------------------- -------------------------------------- ----------------------------------------
ITEM 4.          OWNERSHIP.

          Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

                                   Mr. Edelman beneficially owns: 2,654,055
                                   Common Stock (comprised of (i) 2,540,613
                                   shares held by Perceptive Life Sciences
                                   Master Fund Ltd. ("Master Fund"), a Cayman
(a) Amount beneficially owned:     Islands company of which the investment
                                   manager is Perceptive Advisors LLC, a
                                   Delaware limited liability company of which Mr. Edelman is the managing member, and (ii)
                                   113,442 shares held in an account of First
                                   New York Trading, LLC.

(b) Percent of class:              Mr. Edelman 9.5%

                                   The aggregate percentage of shares reported owned by each person named herein is based upon 27,925,356 shares outstanding which is the total number of shares outstanding as of May 1, 2008 as reported by the Issuer on the Form 10-Q as filed with the Securities and Exchange Commission on May 8, 2008.




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CUSIP No. 68401H104                                      13G/A                            Page 6 of 8 Pages
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     (c) Number of shares as to which the person has:
                                                                      Perceptive Advisors LLC:           0
         (i) Sole power to vote or to direct the vote:
                                                                      Mr. Edelman:                       0


                                                                      Perceptive Advisors LLC:   2,654,055
         (ii)     Shared power to vote or to direct the vote:
                                                                       Mr. Edelman:              2,654,055


          (iii)   Sole power to  dispose  or to direct the             Perceptive Advisors LLC:           0
                  disposition of:
                                                                       Mr. Edelman:                       0

           (iv) Shared power to dispose or to direct the               Perceptive Advisors LLC:   2,654,055
                disposition of:
                                                                       Mr. Edelman:               2,654,055
ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

Not Applicable

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

As referred to in Item 4, other persons have the right to receive and the power to direct the receipt of dividends from, and the proceeds from the sale of, certain of the shares reported herein. In that regard Mr. Edelman is the managing member of Perceptive Advisors LLC, the investment manager of the Master Fund. Accordingly, the Master Fund has the right to receive and the power to direct the receipt of, dividends and the proceeds from the sale of the shares reported herein that are held through the Master Fund which shares represent greater than 5% of the Ordinary Shares outstanding.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

See Exhibit B

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

See Exhibit C


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CUSIP No. 68401H104                                      13G/A                            Page 7 of 8 Pages
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ITEM 9. NOTICE OF DISSOLUTION OF GROUP.


Not applicable.
ITEM 10.  CERTIFICATION

                 The following certification shall be included if the statement is filed pursuant to ss.240.13d-1(b):

                                   By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were
(a) not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect. [X]


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CUSIP No. 68401H104                                      13G/A                            Page 8 of 8 Pages
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                                                     SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


July 24, 2008
Date

/s/ Perceptive Advisors LLC
Signature

Joseph Edelman/Managing Member
Name/Title

July 24, 2008
Date

/s/ Joseph Edelman
Signature

Joseph Edelman
Name/Title

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. SEE ss.240.13d-7 for other parties for whom copies are to be sent.

ATTENTION:    INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)



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                                  EXHIBIT LIST

Exhibit A   Joint Filing Agreement
Exhibit B   Item 7 Statement
Exhibit C   Item 8 Statement

                                    EXHIBIT A

            The undersigned hereby agree jointly to prepare and file with regulatory authorities a Schedule 13G/A and any amendment thereto reporting each of the undersigned's ownership of securities of Optimer Pharmaceuticals, Inc. and hereby affirm that such Schedule 13G/A is being filed on behalf of each of the undersigned.


July 24, 2008
Date

/s/ Perceptive Advisors LLC
Signature

Joseph Edelman/Managing Member
Name/Title

July 24, 2008
Date

/s/ Joseph Edelman
Signature

Joseph Edelman
Name/Title


                                    EXHIBIT B

            As discussed in Item 4(a), certain shares reported herein are held through Perceptive Life Sciences Master Fund Ltd., a Cayman Islands company, of which Joseph Edelman is the managing member of Perceptive Advisors LLC, the Master Fund's investment manager.

                                    EXHIBIT C

            Perceptive Advisors LLC and Joseph Edelman may be deemed to constitute a group for purposes of Section 13(d) of the Securities Exchange Act of 1934. Each of Perceptive Advisors LLC and Mr. Edelman disclaims the existence of such a group.
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